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          SOUTHERN INDIANA GAS & ELECTRIC COMPANY
           CORPORATE PERFORMANCE INCENTIVE PLAN
                     FEBRUARY 1994


I.    PURPOSE OF THE OUTLINE

      * To highlight the annual corporate performance incentive plan approved for the period January
          1994 - December 1996, subject to annual review by the compensation committee of the Board of Directors.

      * To review the objectives and key features of the plan.

II.   PLAN OBJECTIVES

      * To motivate and reward outstanding performance by SIGECO and its executive team.

      * To compare SIGECO's performance with a group of regional utilities.

      *   To focus on stockholder and rate payer interests.

      * To support long-term objectives by achieving short-term goals.

III.  KEY FEATURES OF THE PLAN

      * Participation limited to officers, management staff, and other selected management positions.

      * Incentive awards determined primarily by corporate results:

          -  Five measures of Company performance.
          - Results for annual and multi-year periods compared to ten other utilities.

      *   Payments of awards in cash.

      * Levels of award opportunities established to reflect organizational level of responsibility and impact on company performance for each position.

      * Opportunity for the Chief Executive Officer to adjust individual awards by +/- 5% based on his judgment of the participants' base salaries during the plan year.

      *   Award levels stated as percentage of
          participants' basic salaries during the plan year.

      *   Maximum annual incentive plan fund limited to
          1.5% of net income.
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IV.   PARTICIPATION AND INCENTIVE AWARD LEVELS

      * A review of SIGECO's organization structure suggests that eligibility for plan participation should be limited to officer and key management positions per the following categories:

                                           RANGE OF AWARD OPPORTUNITIES
INCENTIVE                                         (% OF BASE SALARY)
CATEGORY       POSITION                         THRESHOLD     MAXIMUM

   I.     Chairman and Chief Executive Officer      20%         30%

  II.     Sr. Vice President-Operations             15%         25%
          Sr. Vice President-Secretary & Treasurer

 III.     All Other Plan Participants               10%         20%

V.    INCENTIVE PLAN FUNDING

      * The size of the incentive fund will be determined each plan year by five measures of Company performance compared with the performance of ten utilities.

      * Measures to be used are shown below. Different measures may be appropriate in subsequent plan years based on Company objectives and priorities.

PERFORMANCE MEASURES                           BASIS FOR COMPARISON
Shareholder Related

1. Ratio of market to book value               Fiscal year end - highest

2. Total shareholder return on common stock    Five-year total return -
                                               highest

Customer Related

1. Revenue per kilowatt hour                   Annual average - lowest

2. Revenue per Mcf                             Annual average - lowest

3. Total operating expenses per customer       Average annual growth rate
                                               over a three year period -
                                               lowest

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VI.   COMPARISON OF RESULTS FOR PLAN YEAR

      * SIGECO's results for the five performance measures will be compared to the performance of 10 utilities: 8 combination companies (primarily located in the midwest), 1 electric and 1 gas company (both located in Indiana).

COMPARISON COMPANIES
      *   Indiana Energy               *   Louisville Gas & Electric
      *   Indianapolis Power & Light   *   Northwestern Public Service
      *   Interstate Power             *   Orange & Rockland Utilities
      *   Iowa-Illinois Gas & Electric *   Wisconsin Power & Light
      *   Madison Gas & Electric       *   Wisconsin Public Service

      *   Comparing SIGECO's performance to other
          utilities:

          -  provides an objective measure from the
          standpoint of the Company's external publics,

          - encourages management to out-perform similar utilities,

          -  reduces the influence of factors beyond
          management's control, such as general economic and utility industry conditions.

      * At the end of the plan year, the performance scale shown below is used to evaluate SIGECO's performance for each of the measures selected, compared with the utility group.

      PERFORMANCE LEVEL                    PERFORMANCE RATING    RANKING
                                                                 POINTS
      Equals or exceeds nine companies     Outstanding              20
      in the comparison group

      Equals or exceeds seven companies    Superior                 15
      in the comparison group

      Equals or exceeds five companies in  Satisfactory             10
      the comparison group

      Falls below the fifth highest        Below Standard            0
      company in the comparison group

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

              PERFORMANCE RATING         TOTAL POINTS
                 Outstanding               90 - 100

                 Superior                  70 - 89

                 Satisfactory              50 - 69

                 Below Standard            Below 50

      * The Chairman and Chief Executive Officer's award will be established directly from the performance rating of SIGECO against the comparison companies.

      * The Chairman will have the latitude to adjust the indicated awards for other participating executives by +/- 5%, based on his evaluation of their individual contributions during the plan year.

VII.  SUMMARY OF STEPS TO DETERMINE AWARDS

      * Corporate results are calculated for each performance measure used.

      * SIGECO's results are ranked in relation to the comparison group of utilities and the total incentive award is determined. This total may not exceed 1.5% of SIGECO's net income for the plan year.

      * The indicated award for the other participants may be adjusted by +/- 5% by the CEO on the basis of individual performance during the plan year, but total fund dollars available may not be exceeded.

      * Recommended awards are reviewed and approved by the Compensation Committee and the Board of Directors.
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VIII. COMPENSATION COMMITTEE RESPONSIBILITIES

      * The Compensation Committee has responsibility for approving the plan and assuring that it meets
          SIGECO's objectives. The Committee's specific responsibilities include:

          1. Approving corporate performance measures, the measurement scale used, and the comparison utilities selected.

          2.  Reviewing eligibility for plan participation.

          3. Approving the size of the total incentive fund and individual levels of award opportunities.

          4.  Reviewing and approving the recommended
              awards for participants.